Exhibit 99.1

Service Corporation International
Reports First Quarter 2005 Loss Of $.49 Per Diluted Share;
Earnings Of $.12 Per Diluted Share Before Special Items

        - CONFERENCE CALL TO BE WEBCAST TODAY AT 10:00 A.M. CENTRAL TIME

    HOUSTON, May 16 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported a net loss for the first quarter 2005 of $156.1 million or $.49 per diluted share compared to net income of $31.3 million or $.10 per diluted share in the same period of 2004. These results included litigation expenses, gains and losses on dispositions, early extinguishment of debt, non-recurring other income, discontinued operations and cumulative effects of accounting changes. Losses due to cumulative effects of accounting changes, net of tax in the first quarter of 2005 and 2004 totaled $187.5 million or $.59 per diluted share and $47.1 million or $.13 per diluted share, respectively.

    SCI's first quarter diluted earnings from continuing operations excluding special items were $36.6 million, or $.12 per share. This compares to earnings of $45.8 million, or $.14 per diluted share in the first quarter of 2004. Earnings before special items in 2004 benefited from net income of $8.1 million or $.02 per diluted share from our French operations which were divested in March 2004. Diluted earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation of diluted earnings from continuing operations excluding special items to GAAP measures included in a separate section later in this press release.

    At March 31, 2005, total debt was $1.25 billion and cash on hand was $320.5 million. Total debt less cash and cash equivalents decreased by $38.6 million during the quarter. Cash flows from operations were $127.6 million in the first quarter of 2005 compared to $88.6 million in the first quarter of 2004. Free cash flow in the first quarter of 2005 was $84.9 million, compared to $95.1 million in the first quarter of 2004. Free cash flow in the first quarter of 2004 benefited from $15.5 million from our French operations which were divested in March 2004. Excluding cash flow from our French operations, free cash flow grew $5.3 million or 6.6%. Free cash flow is a non-GAAP financial measure. See our definition and calculation of free cash flow included in a separate section later in this press release.

    Commenting on first quarter 2005 results, Tom Ryan, President and Chief Executive Officer said, "We are encouraged about our strong operating performance in the first quarter of 2005, particularly in our funeral segment where funeral volumes were above expectations. Once again, we are seeing improvements in the average revenue per service, which is positively impacted by our Dignity Memorial(R) packaged plans. Additionally, our cash generation and liquidity allowed us to reinvest in our businesses and to advance our share repurchase program. Our focus remains on the execution of our business plan and building a solid platform for the future."

    North America Comparable Operating Results
    We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations as operations that were not acquired or constructed after January 1, 2004 or divested prior to March 31, 2005. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented.

    At December 31, 2004, we restated results for the first three interim periods of 2004. Restated amounts related to deferred preneed cemetery contract revenues, certain reconciliations of our funeral and cemetery trust assets and deferred revenues and operating leases.

    Effective January 1, 2005, we began expensing direct preneed selling costs in the period incurred. Comparable results of operations from 2004 as shown below are on a pro forma basis as if $0.5 million of additional direct selling costs in our funeral segment and $3.9 million of additional direct selling costs in our cemetery segment were expensed during the period.

    (In millions, except funeral services performed, average revenue per funeral service and gross margin percentage)

                                         Three Months Ended
                                              March 31,
                                       -----------------------
                                                     Proforma     Increase
                                          2005         2004      (Decrease)   Percentage
                                       ----------   ----------   ----------   ----------
                                                    (Restated)
    Funeral
    Funeral atneed revenue             $    202.7   $    196.1   $      6.6          3.4%
    Funeral recognized
     preneed revenue                         95.2         93.5          1.7          1.8%
    General agency revenue (1)                6.6          8.0         (1.4)       (17.5)%
    Kenyon revenue (2)                        8.1          1.0          7.1        710.0%
                                       ----------   ----------   ----------   ----------
      Total funeral revenues           $    312.6   $    298.6   $     14.0          4.7%

    Gross profits                      $     77.9   $     75.7   $      2.2          2.9%
    Gross margin percentage                  24.9%        25.4%

    Total funeral services
     performed                             69,842       69,368          474          0.7%
    Average revenue per
     funeral service (3)               $    4,264   $    4,176   $       88          2.1%

    Cemetery
    Cemetery atneed revenue            $     50.7   $     42.6   $      8.1         19.0%
    Cemetery recognized
     preneed revenue                         61.5         83.0        (21.5)       (25.9)%
    Other revenue (4)                        17.1         19.0         (1.9)       (10.0)%
                                       ----------   ----------   ----------   ----------
      Total cemetery revenues          $    129.3   $    144.6   $    (15.3)       (10.6)%

    Gross profits                      $     20.6   $     22.8   $     (2.2)        (9.6)%
    Gross margin percentage                  15.9%        15.8%

    (1) General Agency ("GA") revenues are commissions we receive from third-party insurance companies when customers purchase insurance contracts from such third-party insurance companies to fund funeral services and merchandise at a future date.
    (2) Kenyon International Emergency Services ("Kenyon") is our disaster response subsidiary that engages in mass fatality and emergency response services. Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of their operations.
    (3) Average revenue per funeral service is calculated as total funeral revenues (less GA revenue and Kenyon revenue) divided by total funeral services performed. In the calculation of average revenue per funeral service, GA revenue and Kenyon revenue are excluded from total funeral revenues to avoid distorting our averages of normal funeral case volume.
    (4) Other cemetery revenue is primarily related to endowment care trust income, interest and finance charges earned on preneed installments contracts.

    - Funeral gross profits increased 2.9% to $77.9 million.
    - Funeral revenues were up $14.0 million or 4.7% due to increases in funeral volume and average revenue per funeral service. Also, revenues from Kenyon, our disaster assistance subsidiary, increased $7.1 million due to its involvement with the tsunami disaster that occurred in Asia at the end of 2004.
    - Funeral gross profits increased $2.2 million to $77.9 million compared to the same period last year. The increase in revenues described above and continued reduction in overhead expenses was partially offset by a decline in GA revenue and an increase of approximately $7.0 million of expenses related to Kenyon.

    - The number of funeral services performed increased 0.7% primarily attributable to increased volumes in February and March related to a late 2005 influenza season.
    - Average revenue per funeral service grew 2.1%. We continue to see a strong positive trend in average revenue which is mainly a result of the expanded product and service offerings included in our Dignity Memorial(R) funeral and cremation plans.
    - The cremation rate increased to 40.2% versus 39.6% in the same period of 2004.

    - Cemetery gross profits declined 9.6% to $20.6 million.
    - Cemetery revenue decreased from the first quarter in 2004 primarily due to lower levels of revenues associated with preneed sales production and expected declines in legacy revenues associated with constructed property as we are shifting our focus on shortening the time between when property is sold and when it is constructed. This decline in recognized preneed revenue was partially offset by a 19.0% increase in atneed sales of property, merchandise and services.
    - Cemetery gross profits decreased $2.2 million from the prior period predominantly due to the decline in revenues. Reductions in overhead costs, selling costs, and maintenance expenses helped to offset the decline in revenue.

    - Overhead expenses from our field management, market support centers and corporate office, which are allocated to funeral and cemetery operations in North America, were reduced by $3.9 million or 12.7% in the first quarter of 2005 compared to 2004 primarily as a result of continued improvement in management structure and reduction of fixed costs.

    Other Consolidated Results
    - General and administrative expenses were $19.7 million in the three months ended March 31, 2005 compared to $51.0 million in the same period of 2004.
    - In the first quarter of 2004, we recognized $35.0 million in litigation expense associated with the settlement of the securities class action lawsuit.
    - Excluding the $35.0 million of 2004 litigation expense, general and administrative expenses were $19.7 million in 2005 compared to $16.0 million in the same period of 2004. This increase is primarily related to increased professional fees of $3.5 million associated with Sarbanes-Oxley compliance and costs of our funeral and cemetery verification projects.

    - Gains and impairment (losses) on dispositions, net was a pretax loss of $4.0 million in the first quarter of 2005 compared to a net pretax gain of $34.8 million in the first quarter of 2004. The net pretax loss in the first quarter of 2005 is primarily associated with various dispositions in North America. The 2004 net pretax gain includes a $27.2 million adjustment to a note receivable associated with a United Kingdom company and a $12.6 million gain on the sale of our funeral operations in France, partially offset by net losses associated with certain dispositions in North America.

    - Interest expense was $8.0 million lower in the first quarter of 2005 compared to the first quarter of 2004 primarily due to retirement of debt during 2004.

    - Other income declined $3.7 million from $6.4 million in the first quarter of 2004 to $2.7 million in the first quarter of 2005. The components of other income for the periods presented were as follows:

    - Interest income was $4.1 million and $6.3 million in the first quarter of 2005 and 2004, respectively. Included in 2005 was $2.4 million of interest income from our French operations for preferred equity certificates and convertible preferred equity certificates. The first quarter of 2004 included the receipt of $4.5 million of interest income related to a note receivable collected from a United Kingdom company.

    - Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $1.6 million in the first quarter of 2005 and the first quarter of 2004.
    - Surety bond premium costs were $1.0 million in the first quarter of 2005 compared to $1.1 million in the first quarter of 2004.
    - The remaining expense of $2.0 million in the first quarter of 2005 and expense of $0.4 million in the first quarter of 2004 is primarily related to net losses from foreign currency transactions.

    - Cumulative effects of accounting changes, net of tax in the first quarter of 2005 of $187.5 million was related to the change in accounting method for preneed direct selling expenses discussed in a separate section later in this press release. In the first quarter of 2004, we recognized $47.1 million for the cumulative effects of accounting changes related to changes in pension accounting and the implementation of FIN46R.

    - The consolidated effective tax rate in the quarter was 35% compared to a benefit of 4.5% in 2004. The tax rate in 2004 was favorably impacted by tax benefits realized from the disposition of our funeral operations in France and a minority interest in our former United Kingdom company.

    Share Repurchase Program
    In February 2005, we announced an increase of $100 million in our authorization to repurchase our common stock, which was in addition to the $200 million in authorizations previously announced in August and November of 2004. As of today, we have repurchased 36.9 million shares at a total cost of $253.4 million under these programs and the remaining dollar value of shares that may be purchased under our share repurchase programs is approximately $46.6 million.

    We have made and intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will buy our common stock under our share repurchase programs. Important factors that could cause us not to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

    Quarterly Cash Dividend
    In February 2005, we announced the initiation of a quarterly cash dividend of two and one-half cents per share of common stock. The first quarter cash dividend totaling $7.7 million was paid on April 29, 2005 to shareholders of record at the close of business on April 15, 2005.

    On May 11, 2005, our Board of Directors approved a cash dividend of two and one-half cents payable on July 29, 2005 to shareholders of record at the close of business on July 15, 2005. While we intend to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends, and the establishment of record and payment dates, are subject to final determination by the Board of Directors each quarter after its review of our financial performance.

    Direct Selling Costs
    Effective January 1, 2005, we changed our method of accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts. Prior to this change, we capitalized such direct selling costs. As contracts were delivered, we amortized these deferred selling costs in proportion to the revenue recognized. Under the new method of accounting, we expense these direct selling costs as incurred. As of January 1, 2005, we recorded a cumulative effect of $187.5 million net of tax of $117.4 million. This amount represents the cumulative balance of deferred selling costs recorded on the Company's consolidated balance sheet in Deferred charges and other assets at the time the accounting change was adopted. For further information related to this change in accounting, please see the Company's Form 10-Q for the first quarter of 2005 expected to be filed later today.

    NON-GAAP FINANCIAL MEASURES

    Free Cash Flow
    Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (excluding certain special items such as any possible payments that could be made associated with the settlement of litigation matters or related insurance recoveries, any potential tax returns, or potential contributions to our frozen cash balance pension plan) less capital improvements at our existing facilities. Free cash flow is not reduced by mandatory debt service requirements or by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property (such as private family estates) or the construction of funeral home facilities on SCI-owned cemeteries, and the investment in contemporary merchandising displays in our funeral homes. Growth-oriented capital spending was $6.9 million in the first quarter of 2005 compared to $4.2 million in the first quarter of 2004.

    We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends. While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows. The following table provides a reconciliation between cash flows from operations and free cash flow, as defined.

    (In millions)

                                                Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2005         2004
                                              ----------   ----------
    Cash Flows from Operations                $    127.6   $     88.6
    Less:  Tax Refund                              (29.0)           -
    Add:   Frozen Cash Balance Pension
            Plan Contribution                          -         20.0
    Adjusted Cash Flows from Operations       $     98.6   $    108.6

    Less:  Capital Improvements at Existing
            Facilities                             (13.7)       (13.5)
                                              ----------   ----------
    Free Cash Flow                            $     84.9   $     95.1
                                              ==========   ==========

    Cash flows from operations increased by $39.0 million compared to the first quarter of 2004. The first quarter of 2005 included a $29.0 million unusual tax refund. Included in the first quarter of 2004 was a $20.0 million voluntary cash contribution to our pension plan and $18.3 million in operating cash flows provided by our French operations for the period January 1, 2004 through March 11, 2004. Positively affecting cash flows from operations in the first quarter of 2005 compared to the first quarter of 2004 was an approximate $32 million decrease in payroll and bonus payments and approximately $8 million more in net trust fund withdrawals. Negatively affecting cash flows from operations in the first quarter of 2005 compared to the first quarter of 2004 was $3.9 million of cash outflows for funding the matching contribution of our 401(k) plan with cash, an approximate $6 million increase in cash outflows for professional fees associated with Sarbanes-Oxley compliance and our preneed cemetery backlog verification project, an approximate $7 million increase in operating expense associated with Kenyon, and an approximate $15 million of other working capital declines primarily associated with increased activity late in the quarter and decreases in accounts receivable collections.

    Diluted Earnings From Continuing Operations Excluding Special Items
    Diluted earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain non-recurring income and expenses. We also believe this measure helps facilitate comparisons to competitors' operating results.

    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

    (In millions, except
    diluted EPS)

                                                           Three Months Ended
                               ---------------------------------------------------------------------------
                                          March 31, 2005                    March 31, 2004 (Restated)
                               ------------------------------------   ------------------------------------
                               Operating        Net       Diluted     Operating        Net       Diluted
                                 Income       Income        EPS         Income       Income        EPS
                               ----------   ----------   ----------   ----------   ----------   ----------
    As Reported                $     72.5   $   (156.1)  $     (.49)  $    100.5   $     31.3   $      .10
      Settlement of
       significant
       legal matters                    -            -            -         35.0         22.5          .06
    Gains and impairment
     losses on
     dispositions                     4.0          2.7          .02        (34.8)       (51.4)        (.14)
    Other operating
     expense (income)                 1.6          1.0          .00         (0.4)        (0.2)        (.00)
    Loss on early
     extinguishment of debt             -          0.8          .00            -            -            -
    Other income/expense
      Interest income-United
       Kingdom note
       receivable                       -            -            -            -         (2.7)        (.01)
    Discontinued operations             -          0.7          .00            -         (0.8)        (.00)
    Cumulative effect of
     accounting changes                 -        187.5          .59            -         47.1          .13
                               ----------   ----------   ----------   ----------   ----------   ----------
    Diluted earnings from
     continuing operations
     excluding special
     items                     $     78.1   $     36.6   $      .12   $    100.3   $     45.8   $      .14
                               ==========   ==========   ==========   ==========   ==========   ==========
    Diluted weighted
     average shares
     outstanding
     (in thousands)                                         317,751                                353,088

    Conference Call and Webcast
    We will host a conference call today at 10:00 a.m. central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (913) 981-5532. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com. A replay of the conference call will be available through May 30, 2005 and can be accessed at (719) 457-0820 with the confirmation code of 4912661. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html. This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html.

    Cautionary Statement on Forward-Looking Statements
    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:
    -- Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.
    -- The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
    -- Amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.
    -- We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will be reversed through the tax provision at the time of resolution.
    -- Our ability to successfully implement our strategic plan related to producing operating improvements and strong cash flows.
    -- Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.
    -- Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.
    -- Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.
    -- Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
    -- Our ability to successfully complete our ongoing process improvement projects, particularly related to the implementation of new processes and internal controls.
    -- Our ability to successfully access surety and insurance markets at a reasonable cost.
    -- Our ability to successfully exploit our substantial purchasing power with certain of our vendors.
    --  The outcome of a pending Internal Revenue Service audit.
    -- The effectiveness of our internal controls over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain a favorable attestation report of our auditors regarding our assessment of our internal controls.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,169 funeral service locations and 390 cemeteries in North America as of March 31, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

    For additional information contact:

    Investors:  Debbie Young - Director of Investor Relations
                (713) 525-9088

    Media:      Terry Hemeyer - Managing Director / Corporate Communications
                (713) 525-5497

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

                                                      Three months ended
                                                           March 31,
                                                    -----------------------
                                                       2005         2004
                                                    ----------   ----------
                                                                 (Restated)
    Revenues:
    Funeral                                         $  317,174   $  435,931
    Cemetery                                           135,749      153,491
                                                    ----------   ----------
                                                       452,923      589,422
    Gross profit:
    Funeral                                             77,306       87,930
    Cemetery                                            20,481       28,383
                                                    ----------   ----------
                                                        97,787      116,313

    General and administrative expenses                (19,716)     (51,021)
    Gains and impairment (losses) on
     dispositions, net                                  (3,962)      34,782
    Other operating (expense) income                    (1,600)         416
                                                    ----------   ----------
    Operating income                                    72,509      100,490

    Interest expense                                   (24,656)     (32,658)
    Loss on early extinguishment of debt                (1,207)           -
    Other income, net                                    2,687        6,424
                                                       (23,176)     (26,234)
    Income from continuing operations before
     income taxes and cumulative effects of
     accounting changes                                 49,333       74,256
    Provision (benefit) for income taxes                17,266       (3,375)
                                                    ----------   ----------
    Income from continuing operations before
     cumulative effects of accounting changes           32,067       77,631
     (Loss) income from discontinued operations
     (net of income tax expense of $594 and $141,
     respectively)                                        (650)         754
    Cumulative effects of accounting changes
     (net of income tax benefit of $117,428 and
     $20,710, respectively)                           (187,538)     (47,074)
                                                    ----------   ----------
      Net (loss) income                             $ (156,121)  $   31,311
                                                    ==========   ==========
    Basic earnings (loss) per share:
      Income from continuing operations before
       cumulative effects of accounting changes     $      .10   $      .26
      (Loss) income from discontinued operations,
       net of tax                                         (.00)         .00
    Cumulative effects of accounting changes,
     net of tax                                           (.60)        (.16)
      Net (loss) income                             $     (.50)  $      .10
                                                    ==========   ==========
    Diluted earnings (loss) per share:
      Income from continuing operations before
       cumulative effects of accounting changes     $      .10   $      .23
      (Loss) income from discontinued operations,
       net of tax                                         (.00)         .00
      Cumulative effects of accounting changes,
       net of tax                                         (.59)        (.13)
                                                    ----------   ----------
         Net (loss) income                          $     (.49)  $      .10
                                                    ==========   ==========
    Basic weighted average number of shares            313,490      303,018
                                                    ==========   ==========
    Diluted weighted average number of shares          317,751      353,088
                                                    ==========   ==========

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands, except share amounts)

                                                      March 31,    December 31,
                                                        2005           2004
                                                    ------------   ------------
    Assets
    Current assets:
      Cash and cash equivalents                     $    320,493   $    287,785
      Receivables, net                                   102,002        102,156
      Inventories                                         86,312         81,526
      Current assets of discontinued operations                -         11,085
      Other                                               34,510         50,945
                                                    ------------   ------------
        Total current assets                             543,317        533,497
                                                    ------------   ------------
    Preneed funeral receivables and trust
     investments                                       1,236,538      1,264,600
    Preneed cemetery receivables and trust
     investments                                       1,368,451      1,402,750
    Cemetery property, at cost                         1,503,268      1,506,782
    Property, plant and equipment, at cost, net          966,707        970,547
    Non-current assets of discontinued operations              -          4,367
    Deferred charges and other assets                    295,789        618,565
    Goodwill                                           1,162,215      1,169,040
    Cemetery perpetual care trust investments            707,594        729,048
                                                    $  7,783,879   $  8,199,196
    Liabilities & Stockholders' Equity
    Current liabilities:
      Accounts payable and accrued liabilities      $    223,675   $    221,877
      Current maturities of long-term debt                75,936         75,075
      Current liabilities of discontinued
       operations                                              -          7,111
      Income taxes                                         4,152          7,850
                                                    ------------   ------------
        Total current liabilities                        303,763        311,913
                                                    ------------   ------------
    Long-term debt                                     1,172,139      1,178,885
    Deferred preneed funeral revenues                    492,455        486,191
    Deferred preneed cemetery revenues                   809,581        801,065
    Deferred income taxes                                193,473        279,474
    Non-current liabilities of discontinued
     operations                                                -         58,225
    Other liabilities                                    418,291        429,103
    Non-controlling interest in funeral and
     cemetery trusts                                   2,042,879      2,095,852

    Non-controlling interest in perpetual care
     trusts                                              686,726        704,912
    Stockholders' equity:
    Common stock, $1 per share par value,
     500,000,000 shares authorized,
     310,009,494 and 323,225,352, issued and
     outstanding (net of 32,653,741 and
     18,502,478 treasury shares, at par)                 310,009        323,225
    Capital in excess of par value                     2,313,322      2,395,057
    Unearned compensation                                 (5,251)        (2,022)
    Accumulated deficit                                 (980,485)      (824,364)
    Accumulated other comprehensive income (loss)         26,977        (38,320)
                                                    ------------   ------------
    Total stockholders' equity                         1,664,572      1,853,576
                                                    ------------   ------------
                                                    $  7,783,879   $  8,199,196
                                                    ------------   ------------

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In thousands)

                                                            Three months ended
                                                                March 31,
                                                       ---------------------------
                                                           2005           2004
                                                       ------------   ------------
                                                                       (Restated)
    Cash flows from operating activities:
    Net (loss) income                                  $   (156,121)  $     31,311
    Adjustments to reconcile net (loss) income to
     net cash provided by
     operating activities:
      Net loss (income) from discontinued operations            650           (754)
      Loss on early extinguishments of debt                   1,207              -
      Cumulative effects of accounting changes,
       net of tax                                           187,538         47,074
      Depreciation and amortization                          21,129         36,005
      Provision (benefit) for deferred income
       taxes                                                 15,677         (4,753)
      (Gains) and impairment losses on dispositions,
       net                                                    3,962        (34,782)
      Other operating expense (income)                        1,600           (416)
    Change in assets and liabilities, net of
     effects from acquisitions and dispositions:
     (Increase) decrease in receivables                      (5,548)         7,172
    Decrease in other assets                                 29,031          2,836
     (Decrease) increase in payables and
      other liabilities                                      (6,322)         5,667
    Net effect of preneed funeral production
     and maturities                                          12,470        (11,078)
    Net effect of cemetery production and deliveries         22,475          4,635
    Other                                                       101          4,460
                                                       ------------   ------------
    Net cash provided by operating activities from
     continuing operations                                  127,849         87,377
    Net cash (used in) provided by operating
     activities from discontinued operations                   (241)         1,267
                                                       ------------   ------------
    Net cash provided by operating activities               127,608         88,644
    Cash flows from investing activities:
      Capital expenditures                                  (20,613)       (17,698)
      Proceeds from divestitures and sales of
       property and equipment                                 8,236          8,744
      Proceeds and distributions from dispositions
       of businesses, net of cash retained                   21,597        287,886
      Indemnity payments related to the joint
       venture of French operations                            (772)             -
      Net deposits (withdrawals) of restricted funds
       and other                                              6,961       (105,601)
                                                       ------------   ------------
    Net cash provided by investing activities from
     continuing operations                                   15,409        173,331
    Net cash used in investing activities from
     discontinued operations                                      -            (39)
                                                       ------------   ------------
    Net cash provided by investing activities                15,409        173,292
    Cash flows from financing activities:
      Payments of debt                                       (1,974)        (5,907)
      Early extinguishments of debt                          (7,673)             -
      Proceeds from exercise of stock options                 3,904          3,294
      Purchase of Company common stock                     (103,570)             -
      Purchase of subsidiary stock                             (844)             -
                                                       ------------   ------------
    Net cash used in financing activities                  (110,157)        (2,613)
    Effect of foreign currency                                 (152)           157
                                                       ------------   ------------
    Net increase in cash and cash equivalents                32,708        259,480
    Cash and cash equivalents at beginning of
     period                                                 287,785        239,431
                                                       ------------   ------------
    Cash and cash equivalents at end of period         $    320,493   $    498,911
                                                       ============   ============

SOURCE  Service Corporation International
    -0-                             05/16/2005
    /CONTACT: Investors, Debbie Young - Director of Investor Relation, +1-713-525-9088, or Media, Terry Hemeyer - Managing Director / Corporate
    Communications, +1-713-525-5497 both of Service Corporation International/ /First Call Analyst: /
    /FCMN Contact: Sandy.Bobo@sci-us.com /
    /Web site:  http://www.sci-corp.com